RIGHTS AGREEMENT AMENDMENT


          AMENDMENT, dated as of July 18, 1999, to the Rights Agreement, dated as of December 10, 1990 as amended (the "Rights Agreement"), between CommNet Cellular Inc., a Colorado corporation, formerly Cellular, Inc. (the "Company"), and State Street Bank and Trust Company, as successor to The Bank of New York (the "Rights Agent").

          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Agreement by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

          In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

               (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 25% or more of the Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Stock for or pursuant to the terms of any such plan, or (v) Pacific Telecom Cellular of Colorado, Inc., a Colorado corporation ("Pacific Telecom")(together with any assignee thereof pursuant to the Merger Agreement (as defined below)) and Vodafone Airtouch Plc, a British corporation ("Vodafone" and together with Pacific Telecom, "Acquiror") or any Affiliate thereof; provided, however, that Acquiror will not be excepted from this definition of "Acquiring Person" in the event that Acquiror becomes the Beneficial Owner of 25% or more of the Common Stock of the Company then outstanding other than pursuant to the terms of the Agreement and Plan of Merger, dated as of July 18, 1999 (the "Merger Agreement"), between the Company, Pacific Telecom and Vodafone or the Voting Agreement, dated as of July 18, 1999, between Vodafone and BCP CommNet L.P.

          2. Section 3(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

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               "Notwithstanding anything in this Agreement to the contrary, a
               Distribution Date shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, or (ii) the consummation of the Merger (as defined in the Merger Agreement)."

          3. Section 11(a) of the Rights Agreement is hereby amended by adding to the final sentence thereto the following:

               "Notwithstanding anything in this Agreement to the contrary, a
               Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, or (ii) the consummation of the Merger (as defined in the Merger Agreement)."

          4. Section 13(a) of the Rights Agreement is hereby amended by adding as the final sentence thereto the following:

               "Notwithstanding anything in this Agreement to the contrary, a
               Section 13 Event shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, or (ii) the consummation of the Merger (as defined in the Merger Agreement)."

          5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

          6. The Rights Agreement, as amended by this Amendment, and each Right and each Rights Certificate exist under and pursuant to the Colorado Business Corporation Act.

          7. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

          8. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

          9. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.




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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.


Attest:                             COMMNET CELLULAR INC.



By: /s/ James C. Everson            By: /s/ Arnold C. Pohs
    ------------------------            ---------------------------
    Title:  James C. Everson            Title:  Arnold C. Pohs
            Secretary                           CEO


Attest:                             STATE STREET BANK AND TRUST COMPANY


By: /s/ Tina Goon                   By: /s/ Charles Rossi
    ------------------------            ---------------------------
    Title:  Tina Goon                   Title:  Charles Rossi
            Account Manager                     Vice President

























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